Rule 10f-3 Transaction Exhibit
Nuveen Georgia Dividend Advantage
Municipal Fund
FILE #811-10351
ATTACHMENT 77O


<c>TRADE DATE
<c>DESCRIPTION OF
SECURITY
<c>ISSUE SIZE
<c>AMOUNT
PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME
OF AFFILIATED BROKER-DEALER
3/7/08
Puerto
Rico Aqueduct and Sewer Authority Revenue
Bonds, Series A (Senior Lien)
$1,326,985,481.60
$0.00
Citigroup
Global Markets, Inc.
Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.
Banc of America Securities LLC
BBVARP MSD
Eurobank MSD
Goldman, Sachs & Co.
Lehman Brothers
Loop Capital Markets
Oppenheimer & Co.
Oriental Financial Services
Popular Securities, Inc.
RBC Capital Markets
Ramirez & Co., Inc.
Santander Securities
Scotia Capital USA
TCM Capital Inc.
UBS Securities LLC
Wachovia Bank, National Association
Merrill Lynch & Co.
J.P. Morgan Securities Inc.
DEPFA First Albany Securities LLC
Merrill
Lynch, Pierce, Fenner & Smith
Incorporated